EXHIBIT 10.1
Ludwig Kuttner
May 15, 2006

Exhibit A
1)	Title — Vice President of Business Development, General Counsel and Assistant Secretary

2)	Base Salary — For the period March 1, 2006 through December 31, 2006, base compensation shall be payable at a rate of $195,000 (Golden will be paid the shortfall between his total compensation received to date and the total compensation he is otherwise entitled to receive hereunder for the period March 1, 2006 and the date hereof no later than June 23, 2006). Base salary shall increase to $230,000 for the period January 1, 2007 through December 31, 2007. Increases for 2008 and beyond shall be as determined by Hampshire in accordance with its customary compensation practices.

3)	Annual Bonus — Shall consist of three components: (i) 25% of that year’s Base Salary (for purposes of this Section 3, the 2006 Base Salary for the entire year shall be considered to be $195,000), 50% of which shall be pre-paid on a monthly basis subject to Hampshire’s customary payroll practices and the remaining 50% of which shall be paid one-half prior to December 31 of each year and one-half upon completion of the audit for that given year (approximately March 31 of the following year); (ii) up to an additional 5% of that year’s Base Salary payable in the discretion of management based on performance, which shall be paid upon completion of the audit for that given year; and (iii) an amount equal to 2% of Hampshire Group, Limited’s net income for that year above a floor of $10 million (excluding any extraordinary charges), which shall be paid one-half prior to December 31 of each year and one-half upon completion of the audit for that given year.

4)	Equity Incentive — In the event Hampshire adopts an equity incentive program, awards shall be granted to Golden at a level comparable to those received by other members of the senior management team.

5)	Benefits — Golden shall participate in all benefit programs (e.g., health, life and disability insurance and 401(k)) at a level comparable to that of other members of the senior management team. In addition, Hampshire shall pay the then effective COBRA rates to continue Golden’s current family coverage (net of any Hampshire employee contribution amount) until the later of (x) December 31, 2006 and (y) there is an open enrollment period for the Hampshire health insurance plan.

6)	Termination — In the event Hampshire terminates Golden’s employment for anything other than good cause, Golden shall be paid a termination payment equal to six months Base Salary and six months pro rata portion of the estimated Annual Bonus for that year (payable in accordance with Hampshire’s customary payroll practices). For purposes of this Agreement, “good cause” shall have the same meaning as ascribed to such phrase in the employment agreement of Hampshire’s Chief Executive Officer dated January 1, 2005. In the event Golden determines to terminate his employment with Hampshire, he shall be obligated to provide Hampshire with three months prior notice.

7)	Continuing Education — Hampshire shall pay for (i) all fees and expenses incurred in keeping Golden’s bar admissions current (including both state licensing and continuing education requirements) and (ii) up to two finance-related courses.